EXHIBIT 99.1

Avenue Financial Holdings, Inc. Announces Record Second Quarter Results

Second Quarter Net Income Up 33.6% to $1.6 Million

Loans Up 16.7% to a Record $800 Million

NASHVILLE, Tenn., July 23, 2015 (GLOBE NEWSWIRE) -- Avenue Financial Holdings, Inc. (NASDAQ:AVNU) ("Avenue Financial" or "the Company") announced record results for the second quarter ended June 30, 2015. Net income available to common stockholders rose 33.6% to $1.59 million compared with $1.19 million for the second quarter of 2014. Net income per diluted share increased 14.3% to $0.16 in the second quarter of 2015 compared with $0.14 in the second quarter of 2014. Total loans, including loans held for sale, rose 16.7% to a record $800 million in the second quarter of 2015 compared with $685.3 million at June 30, 2014.

"We are pleased with Avenue Financial's record performance in the second quarter," stated Ronald L. Samuels, Chairman and Chief Executive Officer. "Our solid loan growth benefited from increased demand for commercial and industrial loans and loans to the small business market in the Nashville area. We also expanded our mortgage origination operations this year, resulting in record levels of mortgage banking income and gain on sales of mortgage loans. These contributed to our non-interest income more than doubling to almost $1.9 million compared with the second quarter of last year.

"We are also pleased with our strong balance sheet, sound asset quality and improved loan metrics. We reported a reduction in non-performing assets to total assets, continued reductions in other real estate owned, and we had no past due loans over 30 days as of the end of the second quarter. We remain focused on generating quality loan growth across our market segments.

"We expect Avenue Financial to post record results for 2015 based on the broad-based growth of the Nashville economy that is driving increased demand for commercial and industrial loans, commercial real estate loans and mortgage loans. We believe our Concierge banking team's proactive approach to assisting our clients will be an important part in growing our market share as we focus on commercial and private banking, along with our key vertical markets in music and entertainment, healthcare, and not-for-profit," continued Samuels.

Balance Sheet Growth

($millions)
			Quarterly %		Annual %
	Q2 2015	Q1 2015	Change	Q2 2014	Change
Total Assets	$1,076.0	$1,036.5	3.8%	$955.1	12.7%
Loans held for investment	$773.4	$716.3	8.0%	$677.8	14.1%
Loans held for sale	$26.4	$33.5	-21.2%	$7.5	252.0%
Total loans	$799.8	$749.8	6.7%	$685.3	16.7%
Cash surrender value of company owned life insurance	$25.4	$20.2	25.7%	$16.3	55.8%
Total Deposits	$851.5	$815.9	4.4%	$784.7	8.5%
Demand Deposits	$270.3	$260.5	3.8%	$217.9	24.0%
  Total assets increased $39.5 million, or 3.8%, to $1.08 billion at June 30, 2015, rising from $1.04 billion at March 31, 2015, and $120.9 million, or 12.7%, compared with $955.1 million at June 30, 2014.

  Loans increased $57.1 million, or 8.0%, to a record $773.4 million at June 30, 2015 compared with $716.3 million at March 31, 2015 and were up $95.6 million from June 30, 2014, for a year-over-year growth rate of 14.1%. Mortgage loans held-for-sale increased $18.9 million to $26.4 million at June 30, 2015, compared with $7.5 million at June 30, 2014.

  Cash surrender value of company owned life insurance totaled $25.4 million at June 30, 2015, up $5.2 million, or 25.7%, from March 31, 2015 and up $9.1 million, or 55.8%, compared with $16.3 million at June 30, 2014.

  Deposits rose to $851.5 million at June 30, 2015, an increase of 4.4% compared with $815.9 million at March 31, 2015.  Deposits grew $66.8 million, or 8.5%, compared with $784.7 million at June 30, 2014. Demand deposits rose $52.4 million, or 24.0% to $270.3 million at June 30, 2015 compared with $217.9 million at June 30, 2014. For the second quarter of 2015, demand deposits rose to 31.6% of average deposits compared with 27.7% for the second quarter of 2014.

Revenue Growth and Profitability

($millions, except EPS)
			Quarterly %		Annual %
	Q2 2015	Q1 2015	Change	Q2 2014	Change
Net income available to common stockholders	$1.59	$1.43	11.2%	$1.19	33.6%
Fully diluted EPS	$0.16	$0.15	6.7%	$0.14	14.3%
Net interest income	$8.09	$7.56	7.0%	$7.29	11.0%
Net interest margin	3.29%	3.23%	+6BP	3.33%	-4BP
Non-interest income	$1.88	$1.26	49.2%	$0.92	104.3%
Provision for loan losses	$0.86	$0.15	473.3%	$0.55	56.4%
Non-interest expense	$6.82	$6.47	5.4%	$5.86	16.4%
  For the second quarter of 2015, net income available to common stockholders rose 33.6% to $1.59 million compared with $1.19 million for the second quarter of 2014. The increase was attributable primarily to growth in loan volume, increased fee income and gain on sale of loans and investments, offset slightly by higher provision for loan losses and noninterest expenses compared with the second quarter of 2014. Diluted net income per share rose 14.3% to $0.16 on 10.2 million weighted average shares outstanding in the second quarter of 2015 from $0.14 on 8.5 million weighted average shares outstanding in the second quarter of 2014. The 19.7% increase in weighted average shares outstanding is attributable to Avenue Financial's initial public stock offering in February 2015.

  Net interest income increased 11.0% to $8.1 million for the second quarter of 2015, compared with $7.3 million for the second quarter of 2014 and was attributable primarily to growth in loans, offset partially by higher interest costs associated with $20.0 million in subordinated debt issued in December 2014.

  The tax equivalent net interest margin rose 6 basis points to 3.29% in the second quarter of 2015 compared with 3.23% in the first quarter of 2015. The increase was due primarily to growth in interest earning assets and loan fees over the past quarter. The yield on investments rose 3 basis points from the previous quarter and the cost of interest-bearing liabilities dropped 2 basis points to 0.68% from 0.70% for the first quarter of 2015. Cost of the subordinated debt was the primary driver for the 4 basis point reduction in the net interest margin compared with 3.33% reported for the second quarter of 2014.

  Non-interest income increased 104.3%, or $960.0 thousand, to $1.9 million from $915 thousand at June 30, 2014. Avenue Financial reported growth in every major non-interest income category since last year that benefited from overall growth in assets, growth in number of customer accounts and volume related fees. Customer service fees rose 25.2% to $743.4 thousand, mortgage banking fees jumped 106.7% to $417.1 thousand, and cash surrender value of life insurance rose 51.0% to $183.5 thousand. Net gain on sales of bulk mortgage loans totaled $315.8 thousand in the second quarter of 2015. There were no comparable sales of bulk mortgage loans in the second quarter of 2014. Net gain on sale of securities rose to $215.2 thousand in the second quarter of 2015 compared with a loss of $2.1 thousand in the same quarter the prior year.

  The provision for loan losses was $855.1 thousand for the second quarter of 2015, compared with $548.6 thousand for the second quarter of 2014. The increase was due primarily to higher net loan growth for this quarter compared with this same quarter last year.

  Non-interest expense for the second quarter of 2015 increased $349.7 thousand, or 5.4%, to $6.8 million from $6.5 million for the first quarter of 2015, and increased $961.1 thousand from the second quarter of 2014. The increase was due primarily to higher compensation costs related to growth in employee headcount, volume related costs attributable to loans, deposits, and data processing, and higher legal, accounting and insurance related to public company expenses. These increases were offset partially by a $120.0 thousand recovery on an operating loss taken in the fourth quarter of 2014.

"We made progress on managing costs going forward with new contracts signed for core processing, portfolio management services and audit services," stated Samuels. "We believe these new contracts will help us contain costs as we continue to grow the bank."

Asset Quality

($millions, except EPS)
			Quarterly %		Annual %
	Q2 2015	Q1 2015	Change	Q2 2014	Change
Nonaccruing loans	$0.776	$0.854	-9.1%	$0.897	-13.5%
Ratio of non-performing assets to total assets	0.32%	0.35%	-3BP	0.30%	+2BP
Other real estate owned	$2.71	$2.81	-3.6%	$2.00	35.5%
Net loan charge-offs	$0.213	$0.002	10,550.0%	-$0.005	-4,360.0%
Allowance for loan losses	$9.31	$8.67	7.4%	$8.60	8.3%
  Total asset quality improved in the second quarter compared with the first quarter of 2015 and second quarter of 2014 as measured by reductions in nonaccruing loans, non-performing loans to total assets and other real estate owned. Nonaccruing loans declined to $775.7 thousand, or 0.10% of total loans at June 30, 2015, compared with $853.8 thousand, or 0.12% of total loans, at March 31, 2015.  Our ratio of non-performing assets (nonaccruing loans plus other real estate owned) to total assets decreased to 0.32% at June 30, 2015, compared with 0.35% at March 31, 2015 due to a decrease in other real estate owned and growth in total assets. Total other real estate owned declined to $2.7 million at June 30, 2015 compared with $2.8 million at March 31, 2015 due to the sale of two properties totaling $128.5 thousand.  Avenue Financial expects further reductions in other real estate owned due to pending sales contracts that are expected to close in the third quarter of 2015. Troubled-debt restructurings declined slightly during the second quarter and now total $443.7 thousand at June 30, 2015 and include one loan.

  Net loan charge-offs for the second quarter of 2015 were $212.6 thousand, or 0.12% of average loans for the quarter, compared with $1.9 thousand, or 0.00% of average loans for the quarter ended March 31, 2015. There were no past dues greater than 30 days at June 30, 2015.

  The allowance for loan losses was $9.3 million, or 1.20% of loans, at June 30, 2015, compared with $8.7 million, or 1.21% of loans at March 31, 2015 and $8.6 million, or 1.27% of loans at June 30, 2014. The increase in the allowance for loan losses was due primarily to growth in the loan portfolio since last year.

"We expect to report continued growth in loans, deposits and earnings for the remainder of the year based on our existing pipeline for business and broad-based growth across our Nashville market," continued Samuels. "Our Concierge banking model is attracting new clients, new deposit accounts and new loan relationships. We also continue to earn a higher percentage of banking business from existing clients due to our high levels of customer service. We believe that continued progress in these areas will be key drivers to growing earnings and building future shareholder value," concluded Samuels.

About Avenue Financial Holdings, Inc.

Avenue Financial Holdings, Inc., headquartered in Nashville, Tennessee, was formed as a single-bank holding company in 2006 and operates primarily through its subsidiary, Avenue Bank. The Company's operations are concentrated in the Nashville MSA, with the vision of building Nashville's signature bank and serving clients who value creativity, expertise, and an exceptional level of personal service. Avenue Bank embodies Nashville's creative spirit - redefining how clients experience banking through a unique "Concierge Banking" model. The bank provides a wide range of business and personal banking services, including mortgage loans, with a special emphasis on Commercial, Private Client, Healthcare, and Music & Entertainment banking.  The Company serves clients through five locations (a corporate headquarters and four retail branches), a limited deposit courier service (mobile branch) for select commercial clients, and mobile and online banking services. The Company's stock is traded on the NASDAQ Global Select Market under the ticker symbol "AVNU."

Forward-Looking Statements

Certain statements in this press release contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as "may," "should," "could," "predict," "potential," "believe," "will likely result," "expect," "continue," "will," "anticipate," "seek," "estimate," "intend," "plan," "projection," "would," and "outlook," or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

You should not place undue reliance on any forward-looking statement. There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but are not limited to, the following: market and economic conditions (including interest rate environment, levels of public offerings, mergers and acquisitions, or M&A, and venture capital financing activities) and the associated impact on us; changes in management personnel; deterioration of our asset quality;our overall management of interest rate risk, including managing the sensitivity of our interest-earning assets and interest-bearing liabilities to interest rates, and the impact to earnings from a change in interest rates; our ability to execute our strategy and to achieve organic loan and deposit growth;the adequacy of reserves (including allowance for loan and lease losses) and the appropriateness of our methodology for calculating such reserves;volatility and direction of market interest rates;the sufficiency of our capital, including sources of capital (such as funds generated through retained earnings) and the extent to which capital may be used or required; our overall investment plans, strategies and activities, including our investment of excess cash/liquidity; operational, liquidity and credit risks associated with our business; increased competition in the financial services industry, nationally, regionally or locally, which may adversely affect pricing and terms; the level of client investment fees and associated margins; changes in the regulatory environment; changes in trade, monetary and fiscal policies and laws; governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act, Basel guidelines, capital requirements and other applicable laws and regulations; changes in interpretation of existing law and regulation; further government intervention in the U.S. financial system; and other factors that are discussed under the heading "Risk Factors" in our filings with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in the Company's Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

AVENUE FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(unaudited)

	June 30,	March 31,	June 30,
	2015	2015	2014
Assets
Cash and due from banks	$ 18,360,874	31,136,574	17,439,114
Federal funds sold	--	--	415,835
Cash and cash equivalents	18,360,874	31,136,574	17,854,949
Interest-bearing deposits in banks	215,203	214,748	335,754
Securities available-for-sale, at fair value	213,095,723	218,118,191	217,478,419
Securities held-to-maturity (fair value of $3,869,505, $2,830,932 and $2,855,733 as of June 30, 2015, March 31, 2015 and June 30, 2014, respectively)	3,802,440	2,714,706	2,721,287
Mortgage loans held-for-sale	26,363,485	33,484,272	7,456,772
Loans, net of deferred fees	773,441,243	716,252,963	677,834,744
Less allowance for loan losses	(9,311,870)	(8,669,356)	(8,624,610)
Net loans	764,129,373	707,583,607	669,210,134
Accrued interest receivable	2,627,076	2,318,186	2,321,454
Federal Home Loan Bank stock, at cost	3,320,400	3,320,400	2,924,400
Premises and equipment, net	3,098,276	3,123,566	3,454,613
Other real estate owned	2,708,961	2,807,201	1,981,195
Deferred tax assets	8,614,624	7,238,126	8,315,112
Cash surrender value of company owned life insurance	25,362,673	20,179,158	16,282,685
Goodwill	2,966,063	2,966,063	2,966,063
Other assets	1,312,753	1,338,708	1,797,060
Total assets	$ 1,075,977,924	1,036,543,506	955,099,897
Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$ 208,415,520	200,316,324	166,180,717
Interest-bearing demand deposits	61,924,397	60,134,832	51,675,434
Savings and money market accounts	412,171,638	398,767,825	415,867,819
Time	168,979,034	156,665,732	150,993,445
Total deposits	851,490,589	815,884,713	784,717,415
Accrued interest payable	514,855	539,448	145,857
Federal funds purchased	460,000	2,716,360	--
Federal Home Loan Bank advances	105,300,000	99,300,000	75,500,000
Subordinated debt	19,595,584	19,584,942	--
Other liabilities	8,926,068	8,584,829	7,159,909
	986,287,096	946,610,292	867,523,181
Stockholders' equity:
Preferred Stock, no par value; 10,000,000 shares authorized, Series C, senior noncumulative perpetual preferred stock; 0, 0, and 18,950 issued and outstanding at June 30, 2015, March 31, 2015 and June 30, 2014, respectively	--	--	18,950,000
Common Stock, no par value. Authorized 100,000,000 shares: issued and outstanding 10,256,340, 10,227,340 and 8,619,588 shares at June 30, 2015, March 31, 2015 and June 30, 2014, respectively	89,935,473	89,947,978	75,407,157
Additional paid-in-capital	1,623,211	1,498,742	1,083,463
Accumulated profit (deficit)	1,428,859	(156,469)	(5,194,387)
Accumulated other comprehensive loss	(3,296,715)	(1,357,037)	(2,669,517)
Total stockholders' equity	89,690,828	89,933,214	87,576,716
Total liabilities and stockholders' equity	$ 1,075,977,924	1,036,543,506	955,099,897

This information is preliminary and based on company data available at the time of the presentation.

AVENUE FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Interest and dividend income:
Loans, including fees	$ 8,210,260	7,075,747	15,878,921	13,500,016
Taxable securities	913,092	940,299	1,832,260	2,017,781
Tax-exempt securities	229,094	193,425	445,209	481,814
Federal Funds sold and other	30,755	27,352	60,887	57,772
Total interest and dividend income	9,383,201	8,236,823	18,217,277	16,057,383
Interest expense:
Deposits	773,193	786,811	1,534,579	1,542,751
Other borrowings	523,177	165,040	1,030,877	353,165
Total interest expense	1,296,370	951,851	2,565,456	1,895,916
Net interest income	8,086,831	7,284,972	15,651,821	14,161,467
Provision for loan losses	855,095	548,598	1,008,632	1,408,940
Net interest income after provision for loan losses	7,231,736	6,736,374	14,643,189	12,752,527
Noninterest income:
Customer service fees	743,385	593,863	1,413,915	1,209,710
Mortgage banking income from sales, net of commissions	417,131	201,808	622,398	239,353
Increase in cash surrender value of life insurance	183,513	121,556	326,920	241,298
Net gain on sales of bulk mortgage loans	315,815	--	552,289	--
Net gain (loss) on sale of available-for-sale securities	215,201	(2,138)	215,201	11,917
Total noninterest income	1,875,045	915,089	3,130,723	1,702,278
Noninterest expenses:
Salaries and employee benefits	4,001,069	3,361,230	7,915,086	6,855,989
Equipment and occupancy	813,892	864,912	1,653,705	1,755,760
Data processing	376,232	355,955	804,715	682,615
Advertising, promotion, and public relations	197,473	147,941	380,883	296,085
Legal and accounting	407,494	218,589	683,282	405,088
FDIC insurance and other regulatory assessments	225,665	184,457	418,122	363,782
Other real estate (income) expense	22,514	2,930	(17,676)	16,088
Other expenses	779,222	726,398	1,459,285	1,331,764
Total noninterest expenses	6,823,561	5,862,412	13,297,402	11,707,171
Income before taxes	2,283,220	1,789,051	4,476,510	2,747,634
Income tax expense	697,892	555,000	1,433,892	842,575
Net income	1,585,328	1,234,051	3,042,618	1,905,059
Preferred stock dividends	--	(47,375)	(32,110)	(94,750)
Net income available to common stockholders	$ 1,585,328	1,186,676	3,010,508	1,810,309

Per share information:
Basic net income per common share available to common stockholders	$ 0.16	0.14	0.31	0.21
Diluted net income per common share available to common stockholders	$ 0.16	0.14	0.31	0.21
Weighted average common shares outstanding:
Basic	10,064,840	8,487,516	9,694,135	8,484,016
Diluted	10,161,167	8,487,516	9,794,661	8,484,016

This information is preliminary and based on company data available at the time of the presentation.

AVENUE FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
SELECTED QUARTERLY FINANCIAL DATA
(unaudited)
	At or for the Three Months
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2015	2014	2014	2014	2014
	(Dollars in thousands, except employee data)
SELECTED INCOME STATEMENT DATA
Interest income	$ 9,383	$ 8,834	$ 8,498	$ 8,468	$ 8,237	$ 7,821
Interest expense	1,296	1,269	938	935	952	944
Net interest income	8,087	7,565	7,560	7,533	7,285	6,877
Provision for loan losses	855	154	456	(222)	549	860
Net interest income after provision for loan losses	7,232	7,411	7,104	7,755	6,736	6,017
Non-interest income	1,875	1,256	1,059	1,904	915	787
Non-interest expense	6,824	6,474	6,297	6,122	5,862	5,845
Income tax expense	698	736	573	1,122	555	288
Net income	1,585	1,457	1,293	2,415	1,234	671
Dividends on preferred shares	--	(32)	(48)	(47)	(48)	(47)
Net income available to common stockholders	$ 1,585	$ 1,425	$ 1,245	$ 2,368	$ 1,186	$ 624

PER COMMON SHARE DATA:
Basic earnings per share	$ 0.16	$ 0.15	$ 0.15	$ 0.28	$ 0.14	$ 0.07
Diluted earnings per share	0.16	0.15	0.15	0.28	0.14	0.07
Book value per common share	8.74	8.79	8.41	8.18	7.96	7.65
Tangible book value per common share (1)	8.45	8.50	8.07	7.84	7.62	7.31
Basic weighted average common shares	10,064,840	9,319,312	8,487,515	8,487,516	8,487,516	8,480,478
Diluted weighted average common shares	10,161,167	9,656,971	8,540,856	8,528,926	8,487,516	8,480,478
Common shares outstanding at period end	10,256,340	10,227,340	8,636,682	8,633,588	8,619,588	8,619,588

SELECTED BALANCE SHEET DATA
Total assets	$ 1,075,978	$ 1,036,544	$ 998,367	$ 973,371	$ 955,100	$ 941,928
Residential real estate - Mortgage	120,208	103,728	110,929	122,128	127,462	109,909
Residential real estate - Multi-family	10,399	13,480	11,310	20,960	15,605	13,282
Commercial and industrial	272,783	247,722	235,911	181,688	188,421	181,518
Commercial real estate	284,653	289,404	271,001	268,907	275,526	262,696
Construction and land development	78,473	54,515	58,843	55,174	65,874	70,081
Consumer	7,052	7,319	5,915	4,221	4,817	1,881
Other	(127)	85	(1)	157	130	155
Total loans, net of deferred fees	773,441	716,253	693,908	653,235	677,835	639,522
Allowance for loan losses	(9,312)	(8,669)	(8,518)	(8,407)	(8,625)	(8,070)
Securities available for sale	213,096	218,118	220,462	211,500	217,478	240,100
Mortgage loans held for sale	26,363	33,484	27,237	5,036	7,457	2,636
Goodwill and other intangible assets	2,966	2,966	2,966	2,966	2,966	2,966
Demand deposits	208,416	200,316	170,647	186,209	166,181	162,023
Interest checking accounts	61,924	60,135	55,653	52,673	51,675	44,958
Savings accounts	15,146	15,197	11,919	10,613	8,434	8,412
Money market accounts	241,182	227,999	240,646	263,947	268,417	275,768
Reciprocal ICS Money Market	155,844	155,572	163,214	147,870	139,017	105,777
CDs	74,516	70,064	82,012	82,075	82,116	87,230
Reciprocal CDARs	49,967	51,602	44,081	41,662	39,780	27,827
Brokered CDs	44,496	35,000	35,000	35,832	29,097	26,049
Total Deposits	851,491	815,885	803,173	820,881	784,717	738,044
Advances from FHLB/FRB	105,300	99,300	70,300	55,000	75,500	79,000
Subordinated debt	19,596	19,585	19,577	--	--	--
Preferred stock	--	--	18,950	18,950	18,950	18,950
Tangible common stockholders' equity (1)	86,725	86,967	69,700	67,699	65,661	62,951
Total stockholders' equity	89,691	89,933	91,616	89,615	87,577	84,867
Average total assets	1,055,912	1,014,663	976,497	952,248	932,603	906,855
Average common stockholders' equity	90,298	94,659	72,447	69,902	66,973	65,703
Full time employees	145	132	134	130	125	120

SELECTED PERFORMANCE RATIOS
Return on average assets (2) (5)	0.60%	0.57%	0.51%	0.99%	0.51%	0.28%
Return on average common stockholders' equity (2) (5)	7.04	6.11	6.82	13.44	7.10	3.85
Net interest margin (fully tax equivalent) (2)	3.29	3.23	3.35	3.36	3.33	3.30
Efficiency ratio (1) (3)	72.4	75.4	73.2	71.3	71.5	76.4

This information is preliminary and based on company data available at the time of the presentation.

AVENUE FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
SELECTED QUARTERLY FINANCIAL DATA
(unaudited)
	At or for the Three Months
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2015	2014	2014	2014	2014
	(Dollars in thousands, except per share data)
SELECTED ASSET QUALITY DATA
Nonaccruing loans	$ 776	$ 854	$ 695	$ 889	$ 897	$ 584
Past due loans over 90 days and still accruing interest	--	--	--	--	--	--
Net loans charge-offs	213	2	345	(5)	(5)	(6)
Nonaccruing loans to total loans	0.10%	0.12	0.10	0.14	0.13	0.09
Nonaccruing loans and loans past due 90 days and still accruing to total loans	0.10	0.12	0.10	0.14	0.13	0.09
Non-performing assets to total assets (4)	0.32	0.35	0.41	0.28	0.30	0.42
Nonperforming assets to loans and OREO	0.45	0.51	0.58	0.42	0.42	0.62
Allowance for loan losses to total loans	1.20	1.21	1.23	1.29	1.27	1.26
Allowance for loan losses to nonaccruing loans	1,200.00	1,015.15	1,224.87	945.67	961.54	1,381.85
Net loan charge-offs to average loans (2)	0.12	--	0.20	--	--	--

CAPITAL RATIOS (Consolidated)
Tier 1 Leverage ratio (6)	8.55%	8.73%	9.21%	9.16%	8.78%	8.81%
Tier 1 Risk-based capital ratio (6)	9.85	10.38	10.62	11.38	10.65	10.77
Total Risk-based capital ratio (6)	13.06	13.77	14.00	12.49	11.77	11.86
Tangible common stockholders' equity to tangible assets (1)	8.08	8.41	7.00	6.98	6.90	6.70

The information set forth above contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are "tangible book value per common share," "tangible common stockholders' equity," "efficiency ratio," and "tangible common stockholders' equity to tangible assets." Although we believe these non-GAAP financial measures provide a greater understanding of our business, these measures are not necessarily comparable to similar measures that may be presented by other companies.
"Efficiency ratio" is defined as non-interest expenses divided by our operating revenue, which is equal to net interest income plus non-interest income excluding gains and losses on sales of securities. In our judgment, the adjustments made to operating revenue allow investors and analysts to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain non-recurring items and other discrete items that are unrelated to our core business.
"Tangible common stockholders' equity" is defined as common stockholders' equity reduced by goodwill. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in common stockholders' equity exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing both common stockholders' equity and assets while not increasing our tangible common stockholders' equity or tangible assets.
"Tangible common stockholders' equity to tangible assets" is defined as the ratio of common stockholders' equity reduced by goodwill divided by total assets reduced by goodwill. We believe that this measure is important to many investors in the marketplace who are interested in relative changes from period to period in common stockholders' equity and total assets, each exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing both common stockholders' equity and assets while not increasing our tangible common equity or tangible assets.
"Tangible book value per common share" is defined as tangible common stockholders' equity divided by total common shares outstanding. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing book value while not increasing our tangible book value.
The information provided below reconciles each non-GAAP measure to its most comparable GAAP measure.

NON-GAAP FINANCIAL MEASURES
Efficiency Ratio
Non-interest expense (numerator)	$ 6,824	$ 6,474	$ 6,297	$ 6,122	$ 5,862	$ 5,845
Net interest income	8,087	7,565	7,560	7,533	7,285	6,877
Non-interest income	1,875	1,256	1,059	1,904	915	787
Less: gains on sale of loans	(316)	(236)	(14)	(852)	--	--
Less: gains (losses) on sales of securities	(215)	--	--	--	2	(14)
Adjusted operating revenue (denominator)	9,431	8,585	8,605	8,585	8,202	7,650
Efficiency Ratio	72.36%	75.41	73.18	71.31	71.47	76.41

Tangible Common Stockholders' Equity and Tangible Common Stockholders' Equity/Tangible Assets
Common equity	$ 89,691	$ 89,933	$ 72,666	$ 70,665	$ 68,627	$ 65,917
Less: intangible assets	(2,966)	(2,966)	(2,966)	(2,966)	(2,966)	(2,966)
Tangible common stockholders' equity	86,725	86,967	69,700	67,699	65,661	62,951
Total assets	1,075,978	1,036,544	998,367	973,371	955,100	941,928
Less: Intangible assets	(2,966)	(2,966)	(2,966)	(2,966)	(2,966)	(2,966)
Tangible assets	1,073,012	1,033,578	995,401	970,405	952,134	938,962
Tangible Common Stockholders' Equity/Tangible Assets	8.08%	8.41	7.00	6.98	6.90	6.70

Tangible Book Value per Common Share
Book Value Per Common Share	$ 8.74	$ 8.79	$ 8.41	$ 8.18	$ 7.96	$ 7.65
Less: Effects of intangible assets	(0.29)	(0.29)	(0.34)	(0.34)	(0.34)	(0.34)
Tangible Book Value per Common Share	8.45	8.50	8.07	7.84	7.62	7.31

(1) These measures are not measures recognized under generally accepted accounting principles (United States) ("GAAP"), and are therefore considered to be non-GAAP financial measures.
(2) Data has been annualized.
(3) Efficiency ratio is total non-interest expense divided by the sum of net interest income and total non-interest income, (excluding securities and loan sale gains/(losses)) and is not a GAAP measure.
(4) Non-performing assets are deemed to be nonaccruing loans and OREO.
(5) Return on average assets is defined as net income available to common stockholders divided by average total assets; Return on average common stockholders equity is defined by net income available to common stockholders divided by average common stockholders' equity.
(6) Capital ratios as of June 30, 2015 are estimated.

This information is preliminary and based on company data available at the time of the presentation.

	Average Balance Sheets and Net Interest Analysis
	On a Fully Taxable-Equivalent Basis
	Three Months Ended June 30,
	2015			2014
	Average Balance	Interest Earned / Paid	Average Yield / Rate	Average Balance	Interest Earned / Paid	Average Yield / Rate
	(In thousands, except Average Yields and Rates)
Assets:
Interest earning assets:
Interest-bearing deposits in banks	$ 215	--	0.74%	336	1	0.85%
Investments (1) (3)	223,038	1,290	2.32	228,012	1,260	2.22
Federal funds sold	478	--	0.29	424	--	0.25
Loans held-for-sale	32,361	275	3.41	3,955	--	--
Total loans (2)	742,781	7,935	4.29	656,601	7,076	4.32
Total interest earning assets	998,873	9,500	3.81	889,328	8,337	3.76

Allowance for loan losses	(8,964)			(8,426)
Non-interest earning assets	66,003			51,701
Total assets	$ 1,055,912			932,603

Interest bearing liabilities:
Interest bearing deposits:
Checking	$ 62,353	54	0.35%	48,932	51	0.42%
Savings	14,601	4	0.11	8,236	3	0.15
Money market	384,892	389	0.41	390,668	451	0.46
Time deposits	162,074	326	0.81	147,511	282	0.77
Federal funds purchased	12,356	18	0.60	8,498	15	0.71
Other borrowings	122,823	505	1.65	74,951	150	0.80
Total interest bearing liabilities	759,099	1,296	0.68	678,796	952	0.56

Non-interest bearing checking	197,676			160,824
Other liabilities	8,839			7,060
Stockholders' equity	90,298			85,923
Total liabilities and stockholders' equity	$ 1,055,912			932,603

Net interest spread			3.13%			3.20%
Net interest margin			3.29			3.33

(1) Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 34%.
(2) Non-accrual loans are included in average loan balances in all periods. Loan fees of $255,000 and $131,000 are included in interest income in 2015 and 2014, respectively
(3) Unrealized gains/(losses) of $285,000 and ($3,768,000) are excluded from the yield calculation in 2015 and 2014, respectively.

This information is preliminary and based on company data available at the time of the presentation.

	Average Balance Sheets and Net Interest Analysis
	On a Fully Taxable-Equivalent Basis
	Six Months Ended June 30,
	2015			2014
	Average Balance	Interest Earned / Paid	Average Yield / Rate	Average Balance	Interest Earned / Paid	Average Yield / Rate
	(In thousands, except Average Yields and Rates)
Assets:
Interest earning assets:
Interest-bearing deposits in banks	$ 213	1	0.75%	647	4	1.21%
Investments (1) (3)	223,970	2,566	2.31	245,584	2,801	2.30
Federal funds sold	419	1	0.29	445	1	0.25
Loans held-for-sale	33,930	583	3.46	2,818	--	--
Total loans (2)	722,126	15,296	4.27	626,845	13,500	4.34
Total interest earning assets	980,658	18,447	3.79	876,339	16,306	3.75

Allowance for loan losses	(8,844)			(7,920)
Non-interest earning assets	63,473			51,310
Total assets	$ 1,035,287			919,729

Interest bearing liabilities:
Interest bearing deposits:
Checking	$ 59,457	103	0.35%	48,642	103	0.43%
Savings	14,167	8	0.11	8,172	6	0.15
Money market	388,613	775	0.40	390,300	921	0.48
Time deposits	161,906	648	0.81	138,489	513	0.75
Federal funds purchased	8,601	26	0.60	11,033	38	0.69
Other borrowings	113,212	1,005	1.79	75,249	316	0.85
Total interest bearing liabilities	745,956	2,565	0.69	671,885	1,897	0.57

Non-interest bearing checking	188,438			155,832
Other liabilities	8,414			6,724
Stockholders' equity	92,479			85,288
Total liabilities and stockholders' equity	$ 1,035,287			919,729

Net interest spread			3.10%			3.18%
Net interest margin			3.27			3.32

(1) Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 34%.
(2) Non-accrual loans are included in average loan balances in all periods. Loan fees of $454,000 and $263,000 are included in interest income in 2015 and 2014, respectively
(3) Unrealized gains/(losses) of $293,000 and ($4,117,000) are excluded from the yield calculation in 2015 and 2014, respectively.

This information is preliminary and based on company data available at the time of the presentation.
CONTACT: Barbara J. Zipperian
         Chief Financial Officer
         (615) 736-7786